EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WEBMD CORPORATION TO ACQUIRE MEDIFAX-EDI

WebMD to acquire a leading provider of real-time medical eligibility transactions

WebMD continues to expand its suite of reimbursement cycle management services for nation’s healthcare payers and providers

ELMWOOD PARK, NJ (October 22, 2003) — WebMD Corporation (NASDAQ: HLTH) today announced that it has entered into a definitive agreement to acquire Medifax-EDI, Inc., a leading provider of real-time medical eligibility transaction services and other claims management solutions to hospitals, medical centers, physician practices and other medical organizations throughout the U.S. Medifax-EDI is a privately held, Nashville-based company.

The purchase price is $280 million including certain assumed liabilities and will be paid in cash. The purchase price is subject to customary post-closing adjustments. Prior to closing, Medifax-EDI will distribute its Pharmacy Services companies to its owner, an affiliate of Crescent Capital Investments, Inc., and these companies are not included in the transaction. The completion of the acquisition is conditioned upon the expiration or termination of the waiting period under the Hart-Scott-Rodino Act. The transaction is expected to close prior to the end of November 2003. Upon closing, Medifax-EDI will be combined with WebMD Envoy, the Company’s Nashville-based Transaction Services business.

Medifax-EDI is a leading provider of medical eligibility transaction services which enable providers to verify insurance coverage for their patients on a real-time basis. WebMD Envoy provides electronic transactions and business process outsourcing services which enable the nation’s providers and payers to facilitate reimbursement. The acquisition of Medifax-EDI strengthens WebMD Envoy’s position as a single-source vendor of all-payer, all-transaction service offerings to the healthcare provider marketplace. When combined, WebMD Envoy becomes a leading supplier of both medical claims and real-time transaction solutions for both commercial and government payers.

Providers are increasingly recognizing the impact that electronic transaction solutions in areas such as eligibility can have in improving their reimbursement cycles and enhancing administrative efficiency. During the next year, there should be an increase in the number of payers capable of providing real-time electronic answers to the questions posed most frequently by providers. These questions surround the eligibility of patients for covered services, the status of submitted claims, and the disposition of paid claims. As of October 16, 2003, new HIPAA regulations governing electronic transactions are in effect. While many payers and providers were not in production with all of the new transactions on the effective date, they must implement contingency plans to ensure that, after appropriate testing and quality assurance, they can implement these standards for all transaction types.

Medifax-EDI’s revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) for the six months ended June 30, 2003, after giving effect to the distribution of the Pharmacy Services companies, were approximately $28.7 million and $9.8 million, respectively.

Roger C. Holstein, CEO of WebMD, said, “Medifax-EDI provides a strong complement to the WebMD Envoy business that will immediately strengthen our services to the provider and payer community. Medifax-EDI brings a talented management team and a strong track record of providing a comprehensive suite of services sold directly to providers, which complements WebMD Envoy’s traditional distribution through provider vendors. In addition, Medifax-EDI’s experience with state Medicaid programs complements WebMD Envoy’s broad connectivity to commercial payers, enhancing our position as a leader for all-payer all-transaction services.”

David F. Bacon, Jr., President and CEO of Medifax-EDI, said, “We are very pleased to join forces with WebMD Envoy. Working together with WebMD Envoy, we can offer providers and payers the most comprehensive suite of batch and real time electronic transactions and value added services which lower their administrative costs, improve customer service, and accelerate their revenue cycles. Combining our systems and technologies with WebMD Envoy’s strong distribution channels and large customer base presents exciting growth opportunities.”

WebMD was advised in the transaction by Raymond James & Associates, Inc. and Medifax-EDI was advised by SunTrust Robinson Humphrey Capital Markets.

On Thursday November 6, 2003 at approximately 4:00 pm (EST), WebMD will release final financial results for the quarter ended September 30, 2003. The Company will host a conference call at 4:45 pm (EST) on that day and will describe in greater detail the opportunities presented by the acquisition of Medifax-EDI, as well as discussing the lower than anticipated revenues and earnings for the third quarter primarily relating to WebMD’s Physician Services and Transaction Services divisions, which was previously announced on October 13, 2003. Investors can access the call via webcast at www.webmd.com (in the About WebMD section). A replay of the call will be available at the same web address.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Practice Services is a leading provider of physician practice management software and related services. WebMD Envoy is a leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from the transactions referred to in this press release; potential changes in WebMD’s business relationships; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including the manner and timing of implementation of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the healthcare industry’s responses; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.